Exhibit 99.1

Community West Bancshares Earns $1.4 Million in 1Q17; Fueled by Strong Loan Growth of 6% Over The Prior Quarter; Increases Quarterly Cash Dividend by 14% to $0.04 Per Common Share

GOLETA, Calif., April 28, 2017 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported net income of $1.4 million, or $0.16 per diluted share, in the first quarter of 2017 (1Q17) compared to $1.3 million, or $0.16 per diluted share, in the fourth quarter of 2016 (4Q16) and $1.3 million, or $0.15 per diluted share, the first quarter of 2016 (1Q16).

“We made excellent progress with executing on our growth strategies during the first quarter of 2017,” stated Martin E. Plourd, President and Chief Executive Officer.  “During the first quarter we relocated our Santa Maria branch to a better location and opened a new branch in Oxnard.  The strong loan growth of 6% was a result of our expansion in San Luis Obispo and Ventura counties.  Net income increased nearly 6% year-over-year, despite this investment in growing our franchise.  We also maintained a healthy net interest margin, further improved our asset quality and maintained our previous momentum with robust loan growth.  We remain focused on competing for business in our local markets and expanding our franchise through organic growth.”

First Quarter 2017 Financial Highlights

  Net income was $1.4 million, or $0.16 per diluted share.
  Return on average assets was 0.76%.
  Return on average common equity was 8.28%.
  Net interest margin was 4.45%.
  Net loans increased 6.0% to $660.8 million at March 31, 2017, compared to $623.4 million three months earlier and increased 22.3% compared to $540.2 million a year ago.
  Total assets increased 20.2% to $748.3 million at March 31, 2017, compared to $622.8 million a year ago.
  Nonaccrual loans, net, decreased 52.1% to $2.3 million, or 0.34% of net loans at March 31, 2017, compared to $4.8 million, or 0.88% of net loans, a year ago, representing the lowest level since 3Q07.
  Non-interest-bearing deposits increased 45.3% to $102.6 million at March 31, 2017, compared to $70.6 million a year ago.
  Book value per common share increased 6.6% to $8.22 at March 31, 2017, compared to $7.71 a year ago.
  The Bank continues to be well-capitalized per banking regulations with its total risk-based capital ratio at 11.60% and Tier 1 leverage ratio at 9.41% at March 31, 2017.

Income Statement

“Our net interest margin remained healthy at 4.45%,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  First quarter net interest margin was 4.45% compared to 4.63% in 4Q16, which included 12bp of one time interest items, and 4.45% in 1Q16.

Net interest income for 1Q17 was $7.8 million, which was unchanged compared to the preceding quarter and a 15.7% increase compared to $6.7 million in 1Q16.  Non-interest income increased 19.1% to $641,000 in 1Q17, compared to $538,000 in 4Q16 and 10.7% compared to $579,000 in 1Q16.

Non-interest expenses totaled $5.9 million in 1Q17, compared to $5.3 million in 1Q16 and unchanged from the preceding quarter.  The increase is largely due to costs associated with the business development of the Bank’s Northern region, consisting of San Luis Obispo and north Santa Barbara counties and the addition of the Oxnard location in the Southern region.

Balance Sheet

“The loan portfolio increased again during the quarter, with good production in targeted loan types, including an increase in commercial real estate loans,” said Plourd.  “The regional economy remains solid and we continue to see potential for strong loan growth.”

Net loans increased 6.0% to $660.8 million at March 31, 2017, compared to $623.4 million at December 31, 2016, and increased 22.3% compared to $540.2 million a year ago.  Commercial real estate loans outstanding were up 63.8% from year ago levels to $303.8 million at March 31, 2017, and comprise 45.4% of the total loan portfolio.  Manufactured housing loans were up 11.2% from year ago levels to $202.3 million and represent 30.3% of total loans.  Commercial loans decreased 3.5% from year ago levels to $103.6 million and represent 15.5% of the total loan portfolio and SBA loans decreased 13.6% from a year ago to $37.0 million and represent 5.5% of the total loan portfolio.

Total assets were $748.3 million at March 31, 2017, a 5.3% increase compared to $710.6 million three months earlier and a 20.2% increase compared to $622.8 million one year ago.  Deposits increased 4.6% to $640.1 million at March 31, 2017, compared to $612.2 million at December 31, 2016, and grew 17.2% compared to $546.1 million a year earlier.  Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $456.1 million at March 31, 2017 and comprise 71.2% of total deposits, compared to $405.5 million, or 74.3% of total deposits, a year ago.

Stockholders’ equity was $66.6 million at March 31, 2017, compared to $65.3 million at December 31, 2016, and $62.4 million a year ago.  Book value per common share improved to $8.22 at March 31, 2017, compared to $8.07 at December 31, 2016, and $7.71 a year ago.

Credit Quality

“Due to strong loan growth, we recorded a provision for loan losses for the fourth consecutive quarter,” said Plourd.  The loan loss provision was $144,000 in 1Q17, compared to $116,000 in 4Q16, and a credit to provision of $247,000 in 1Q16.  Net loan recoveries were $177,000 in 1Q17 compared to $158,000 in 4Q16 and $150,000 in 1Q16.

The allowance for loan losses was $7.8 million at March 31, 2017, or 1.28% of total loans held for investment, compared to 1.31% at December 31, 2016, and 1.41% a year ago.  Net nonaccrual loans decreased to $2.3 million, or 0.34% of total loans at March 31, 2017, compared to $2.4 million, or 0.38% of total loans, three months earlier, and decreased 52.1% compared to $4.8 million, or 0.88% of total loans, a year ago.

Of the $2.3 million in net nonaccrual loans, $740,000 were manufactured housing loans, $546,000 were commercial loans, $368,000 were home equity loans, $212,000 were SBA 504 1st loans, $188,000 were single family real estate loans, $137,000 were commercial real estate loans and $111,000 were SBA 7A loans.

Other assets acquired through foreclosure totaled $145,000 at March 31, 2017, compared to $137,000 three months earlier and $176,000 a year earlier.

Cash Dividend Declared

The Company’s Board of Directors increased its quarterly cash dividend by 14.3% to $0.04 per common share, payable May 31, 2017 to common shareholders of record on May 12, 2017.  The current annualized yield, based on the closing price of CWBC shares of $10.20 on March 31, 2017, was 1.6%.

Stock Repurchase Program

On August 31, 2015, the Company announced that the Board of Directors authorized a common stock repurchase program of up to $3 million.  As of March 31, 2017, 187,569 shares (none in 1Q17) had been cumulatively repurchased (last repurchase was in 3Q16) at an average price of $7.25 per share.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2017, Community West was awarded a “Super Premier” rating by The Findley Reports, the highest ranking for a community bank.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

In September 2016, Community West was named to Sandler O’Neill and Partners Bank and Thrift Sm-All Stars – Class of 2016.  This award recognized Community West as one of the top 27 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Interest income
Loans, including fees	$8,442	$8,280	$7,175
Investment securities and other	261	302	269
Total interest income	8,703	8,582	7,444
Interest expense
Deposits	858	763	651
Other borrowings and convertible debt	71	57	72
Total interest expense	929	820	723
Net interest income	7,774	7,762	6,721
Provision (credit) for loan losses	144	116	(247)
Net interest income after provision for loan losses	7,630	7,646	6,968
Non-interest income
Other loan fees	303	215	275
Document processing fees	133	115	115
Service charges	96	95	90
Other	109	113	99
Total non-interest income	641	538	579
Non-interest expenses
Salaries and employee benefits	3,931	3,628	3,452
Occupancy, net	645	633	486
Professional services	179	220	179
Data processing	168	280	171
Depreciation	163	192	149
Advertising and marketing	156	169	81
FDIC assessment	110	106	97
Loan servicing and collection	106	11	179
Stock-based compensation	84	77	80
Other	381	554	462
Total non-interest expenses	5,923	5,870	5,336
Income before provision for income taxes	2,348	2,314	2,211
Provision for income taxes	992	974	928
Net income	$1,356	$1,340	$1,283
Earnings per share:
Basic	$0.17	$0.16	$0.16
Diluted	$0.16	$0.16	$0.15

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2017	2016	2016

Cash and cash equivalents	$1,811	$2,401	$2,499
Time and interest-earning deposits in other financial institutions	28,366	31,715	26,538
Investment securities	35,389	31,683	35,633
Loans:
Commercial	103,581	105,290	107,386
Commercial real estate	303,795	272,142	185,458
SBA	37,036	36,488	42,890
Manufactured housing	202,332	194,222	182,018
Single family real estate	11,728	12,750	17,919
HELOC	10,462	10,292	10,885
Other	(388)	(365)	425
Total loans	668,546	630,819	546,981

Loans, net
Held for sale	59,811	61,416	61,897
Held for investment	608,735	569,403	485,084
Less: Allowance for loan losses	(7,785)	(7,464)	(6,819)
Net held for investment	600,950	561,939	478,265
NET LOANS	660,761	623,355	540,162

Other assets	21,973	21,418	17,923

TOTAL ASSETS	$748,300	$710,572	$622,755

Deposits
Non-interest-bearing demand	$102,553	$100,372	$70,587
Interest-bearing demand	262,008	253,023	250,404
Savings	14,072	14,007	14,294
Certificates of deposit ($250,000 or more)	80,293	77,509	67,995
Other certificates of deposit	181,204	167,325	142,795
Total deposits	640,130	612,236	546,075
Other borrowings	37,000	29,000	10,500
Other liabilities	4,603	4,000	3,741
TOTAL LIABILITIES	681,733	645,236	560,316

Stockholders' equity	66,567	65,336	62,439

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$748,300	$710,572	$622,755

Shares outstanding	8,103	8,096	8,103

Book value per common share	$8.22	$8.07	$7.71

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Return on average common equity	8.28%	8.17%	8.23%
Return on average assets	0.76%	0.78%	0.83%
Efficiency ratio	70.39%	70.72%	73.10%
Net interest margin	4.45%	4.63%	4.45%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Average assets	$721,630	$679,201	$618,283
Average earning assets	708,751	666,280	607,872
Average total loans	650,784	607,989	543,555
Average deposits	626,876	598,197	540,539
Average common equity	66,381	65,247	62,678

EQUITY ANALYSIS	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Total common equity	$66,567	$65,336	$62,439
Common stock outstanding	8,103	8,096	8,103

Book value per common share	$8.22	$8.07	$7.71

ASSET QUALITY	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Nonaccrual loans, net	$2,302	$2,375	$4,807
Nonaccrual loans, net/total loans	0.34%	0.38%	0.88%
Other assets acquired through foreclosure, net	$145	$137	$176

Nonaccrual loans plus other assets acquired through foreclosure, net	$2,447	$2,512	$4,983
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.33%	0.35%	0.80%
Net loan (recoveries)/charge-offs in the quarter	$(177)	$(158)	$(150)
Net (recoveries)/charge-offs in the quarter/total loans	(0.03%)	(0.03%)	(0.03%)

Allowance for loan losses	$7,785	$7,464	$6,819
Plus: Reserve for undisbursed loan commitments	113	125	74
Total allowance for credit losses	$7,898	$7,589	$6,893
Allowance for loan losses/total loans held for investment	1.28%	1.31%	1.41%
Allowance for loan losses/nonaccrual loans, net	338.18%	314.27%	141.86%

Community West Bank *
Tier 1 leverage ratio	9.41%	10.08%	10.55%
Tier 1 capital ratio	10.38%	11.04%	12.59%
Total capital ratio	11.60%	12.27%	13.84%

INTEREST SPREAD ANALYSIS	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Yield on total loans	5.26%	5.42%	5.31%
Yield on investments	2.48%	3.23%	2.58%
Yield on interest earning deposits	0.74%	0.43%	0.57%
Yield on earning assets	4.98%	5.12%	4.93%

Cost of interest-bearing deposits	0.66%	0.60%	0.56%
Cost of total deposits	0.56%	0.54%	0.48%
Cost of borrowings	1.20%	2.00%	2.76%
Cost of interest-bearing liabilities	0.68%	0.63%	0.61%

* Capital ratios are preliminary until the Call Report is filed.

Transmitted on Globe Newswire on April 28, 2017 at 6:00 a.m. PDT.

Contact: Susan C.Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com